Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 29, 2016, relating to the financial statements and financial highlights of Victory CEMP Commodity Enhanced Volatility Wtd Index Strategy Fund and Victory CEMP Commodity Volatility Wtd Index Strategy Fund, each a series of Victory Portfolios II, for the year ended June 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Combined Information Statement/Prospectus and “Exhibits” in the Statement of Additional Information, which is part of this Registration Statement.

Cohen & Company, Ltd.

Cleveland, Ohio

February 2, 2017